 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Reign Sapphire Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form 10-K of Reign Sapphire Corporation of our report dated April 1, 2019 on our audit of the consolidated financial statements of Reign Sapphire Corporation as of December 31, 2018 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Benjamin & Young, LLP

Santa Ana, CA

March 30, 2020